EXHIBIT 99.1

CytoSorbents Strengthens Balance Sheet with Closing of Oversubscribed Rights Offering

Oversubscribed Rights Offering Generated $6.25 Million in Aggregate Gross Proceeds

Offering Proceeds Satisfies Debt Covenant, Unlocking $5.0 Million in Restricted Cash Currently on the Balance Sheet

PRINCETON, NJ, January 13, 2025 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, announced today that the Company closed the subscription period of its previously announced rights offering (the “Rights Offering”) at 5:00 PM EST on January 10, 2025. The Company raised aggregate gross proceeds of $6,250,000 from the sale of all 6,250,000 Units reserved for the Rights Offering. Participants in the Rights Offering received Units, each Unit comprising of one share of common stock of the Company, one Series A Right Warrant to purchase one share of common stock, and one Series B Right Warrant to purchase one share of common stock. The Right Warrants, as discussed below, will provide additional opportunity to purchase up to an additional 6,250,000 shares of common stock.

The Rights Offering was oversubscribed by 68% with total demand of 10,514,896 Units, including the exercise of both basic subscription rights and oversubscriptions. The leadership team and the Board of Directors of the Company are estimated to have subscribed for approximately 450,000 of the total Units prior to any pro rata adjustment. Subscribers of basic subscription rights in the Rights Offering will be allocated Units based upon their pro-rata share of 6,250,000 available Units. There will be no oversubscriptions filled. The Unit Subscription Price paid for unfilled basic subscription and oversubscription amounts will be refunded to subscribers without interest or penalty (subject to the rounding of the amount so applied to the nearest whole cent).

Proceeds from the closing of the subscription period satisfy a debt covenant which allows for $5.0 million of restricted cash on CytoSorbents’ balance sheet to now become unrestricted, and available for use. As a result, the Company’s balance sheet has been strengthened with an increase of net liquidity available to the Company of approximately $10.8 million, net of related offering fees.

“We are pleased with the successful conclusion of the Rights Offering, which strengthens our balance sheet with liquidity to continue to drive innovation and execution in our core international business while we pursue U.S. and Canadian approval and launch of DrugSorb-ATR in 2025,” commented Dr. Phillip Chan, Chief Executive Officer of CytoSorbents. “We are grateful to our shareholders for their strong support and thank them for their confidence in our vision, our progress, and the growing momentum of our therapies in transforming the treatment of critically ill and cardiac surgery patients worldwide.”

Estimated Pro-Forma December 31, 2024 Cash Balance and Q4 2024 Cash Burn

The pro forma balance of estimated cash, cash equivalents, and restricted cash on December 31, 2024, after giving effect to the Rights Offering as if it had occurred on December 31, 2024, would have been approximately $15.4 million, including unrestricted cash of $13.9 million.

Excluding the effect of the Rights Offering financing, the Company had preliminary, estimated, unaudited cash, cash equivalents and restricted cash on December 31, 2024 of approximately $9.6 million, including unrestricted cash of $3.1 million. This compares to $12.2 million on September 30, 2024, including unrestricted cash of $5.7 million, reflecting approximately $2.6 million of cash used in the fourth quarter of 2024, compared to $2.7 million used in the third quarter of 2024.

The estimates of cash, cash equivalents, and restricted cash, as of December 31, 2024, and the estimate of cash burn for the fourth quarter ended December 31, 2024, disclosed in this press release are preliminary and unaudited. The Company expects to report full, audited results for the fourth quarter and year ended December 31, 2024, on March 6, 2025.

The Right Warrants

The Right Warrants are exercisable commencing on their date of issuance and the exercise price shall be equal to (i) in the case of the Series A Right Warrants, 90% of the 5-day volume weighted average price of our Common Stock over the last 5-trading days prior to the expiration date of the Series A Right Warrants on February 24, 2025, rounded down to the nearest whole cent but (x) not lower than $1.00 and (y) not higher than $2.00, and (ii) in the case of the Series B Right Warrants, 90% of the 5-day volume weighted average price of our Common Stock over the last 5-trading days prior to the expiration date of the Series B Right Warrants on April 10, 2025, rounded down to the nearest whole cent but (x) not lower than $2.00 and (y) not higher than $4.00.

Exercise of the Right Warrants require additional investment separate from the purchase of the Units. 6,250,000 shares of common stock remain reserved for exercise of the Right Warrants, after which any remaining unexercised Right Warrants will immediately expire worthless. The Right Warrants are transferable until they have expired.

Management Hosting Investor Meetings In San Francisco This Week

Management is hosting in-person investor meetings in San Francisco alongside the 43rd Annual J.P. Morgan Healthcare Conference being held January 13-16, 2025, in San Francisco, CA. ICR Healthcare is coordinating meetings on the Company’s behalf. Although availability is now limited, to schedule a meeting with Dr. Phillip Chan - Chief Executive Officer and Peter J. Mariani - Chief Financial Officer, please send requests to ICR Healthcare at ir@cytosorbents.com.

Biotech Showcase™ 2025

Additionally, Dr. Phillip Chan will participate in a panel discussion at Biotech Showcase™ 2025 on Wednesday, January 15, 2025. Details are as follows:

Panel:	The Need for Novel Responses to Disease Threat(s) in a Fast-Changing World: A Q&A with Government, NGO and Industry Participants
Location:	Hilton San Francisco Union Square Yosemite C
Time:	8:00-9:00 AM PST
Registration:	https://informaconnect.com/biotech-showcase/registration-options/

About Moody Capital Solutions, Inc.

For nearly 40 years, Moody Capital Solutions Inc. has operated as an investment bank, focusing on private placements, mergers & acquisitions, corporate advisory, divestitures, spin-outs and best-efforts underwritings. The investment bankers at Moody Capital pride themselves on their ability to bring together the necessary resources to solve most of the complex capital and treasury issues facing companies in a thoughtful and focused manner. Moody Capital Solutions, Inc. is a member of FINRA/SIPC.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, ECMO, heart-lung machines). CytoSorbents’ technologies are used in a number of broad applications. Specifically, two important applications are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding and 2) the removal of inflammatory agents in common critical illnesses such as sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis that can lead to massive inflammation, organ failure and patient death. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.

CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in 76 countries worldwide, with more than a quarter million devices used cumulatively to date. CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber. Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure, to reduce pro-inflammatory cytokine levels. CytoSorb is not yet approved in the United States.

In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs. It has received two FDA Breakthrough Device Designations: one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures. In September 2024, the Company submitted a De Novo medical device application to the U.S. FDA requesting marketing approval to reduce the severity of perioperative bleeding in CABG patients on the antithrombotic drug ticagrelor, which was accepted for substantive review in October 2024. In November 2024, the Company received its Medical Device Single Audit Program (MDSAP) certification and submitted its Medical Device License (MDL) application to Health Canada. DrugSorb-ATR is not yet granted or approved in the United States and Canada, respectively.

The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, and others. For more information, please visit the Company’s website at https://ir.cytosorbents.com/ or follow us on Facebook and X.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, the anticipated benefits of the Rights Offering, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 14, 2024, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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U.S. Company Contact:
Peter J. Mariani

Chief Financial Officer

pmariani@cytosorbents.com

Investor Relations Contact:

Aman Patel, CFA

Investor Relations, ICR Healthcare

(443) 450-4191

ir@cytosorbents.com